IGLUE, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is entered into as of the -, day of 2012, by and between iGlue, Inc., a Nevada corporation (“Company”), and - (“Grantee”).

W I T N E S S E T H:

WHEREAS, the Company has determined to grant restricted shares of its common stock, par value $0.001 per share (the “Common Stock”) to Grantee, subject to the Grantee agreeing to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and other good and valuable consideration, the parties hereto hereby agree as follows:

1.

Grant.  Contemporaneously herewith, the Company has issued - restricted shares of the Common Stock (such shares hereinafter being referred to as the “Restricted Stock”), registered in the name of Grantee, subject to the terms, restrictions and provisions of this Agreement.

2.

Treatment During Restricted Period.

a.

Certificates.  Each certificate representing shares of Restricted Stock shall be registered in the name of Grantee and held, together with a stock power endorsed in blank, by the Company, subject to the provisions hereof. Each certificate of Restricted Stock shall bear a legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement and applicable securities law restrictions.

b.

Restrictions Applicable Prior to Vesting. Until they vest, the shares of Restricted Stock shall be subject to the following restrictions:

i)

Nontransferability. Except as otherwise required by law, the shares of Restricted Stock that have not vested may not be sold, assigned, exchanged, transferred, pledged, hypothecated or otherwise disposed of, except to the Company as provided herein.

ii)

Dividends and Distributions. Any cash dividends or other distributions in respect of the shares of Restricted Stock, including, but not limited to, shares received as a result of a stock dividend, stock split, combination of shares or otherwise, shall be retained by the Company and either delivered together with the applicable shares in accordance with Section 2(e) hereof or forfeited together with the applicable shares in accordance with Section 2(c) hereof.

c.

Forfeiture.  In the event that Grantee’s relationship with the Company terminates prior to an event which results in the vesting of all of the shares of Restricted Stock, any unvested shares of Restricted Stock shall be forfeited to the Company on the date that the Grantee’s relationship with the Company terminates.

d.

Vesting; Termination of Restricted Period.

i)

The shares of Restricted Stock shall no longer be subject to the forfeiture provisions of Section 2(c) (i.e., the shares shall vest), based on the following schedule,

provided that the Grantee has continued a relationship with the Company through such vesting date:

(1)	- shares of Restricted Stock will vest immediately upon execution of this Agreement by the parties hereto;
(2)	- shares of Restricted Stock will vest on March 31, 2012;
(3)	- shares of Restricted Stock will vest on June 30, 20012;
(4)	- shares of Restricted Stock will vest on September 30, 2012;
(5)	- shares of Restricted Stock will vest on December 31, 2012;

ii)

In the event that the shares of Restricted Stock have not vested in full and have not been forfeited pursuant to Section 2(c), any unvested shares of Restricted Stock will be deemed to have been vested in full on the date that:

(1)

there is a Change in Control. For the purposes of this Agreement, a “Change of Control” means, with respect to the Company (x) a sale, lease, exchange or other transfer, of all or substantially all of the Company’s assets, (y) a merger in which the Company is not the surviving entity (other than a transaction whereby the stockholders of the Company before such transaction are in control of the Company after the transaction), or (z) a sale of all or substantially all of the Company’s then outstanding voting stock, in all such cases in one or a series of related transactions;

(2)

the Company or one of its affiliates terminates the Grantee’s relationship with the Company, provided that such termination or request for termination is not made for Cause. For purposes of this Agreement, “Cause” means that the Grantee has (i) committed gross negligence in connection with his or her duties or otherwise with respect to the business and affairs of the Company or one of its affiliates, which gross negligence has a material adverse effect on the business of the Company or one of its affiliates or the Grantee’s ability to perform his or her duties; (ii) committed fraud in connection with Grantee’s duties or otherwise with respect to the business and affairs of the Company or one of its affiliates; (iii) engaged in “willful misconduct” with respect to the business and affairs of the Company or one of its affiliates (i.e. misconduct committed with actual knowledge that the actions violate legal directions and instructions of senior management or the Board); (iv) materially breached the terms of this Agreement or any policy or procedure of the Company or one of its affiliates; or (v) been found by a court of competent jurisdiction to have committed or pled guilty to an unlawful act whether or not related to the business of the Company or one of its affiliates if the commission of such act has a material adverse effect either on (a) the Grantee’s ability to perform his or her duties or (b) the reputation and goodwill of the Company or one of its affiliates.

e.

Delivery following Vesting.  Promptly after they become vested, the Company shall deliver to Grantee (or Grantee’s legal representative) the shares of vested Restricted Stock in certificate form, with appropriate securities act legends; provided, however, that the Company need not deliver such shares to Grantee until Grantee has paid or caused to be paid all taxes required to be withheld pursuant to Section 3 hereof.

3.

Withholding. The Company may withhold any taxes resulting from this Agreement that the Company determines it is required to withhold under the laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. Subject to applicable legal requirements, Grantee will be required to satisfy such withholding requirements by (i) delivery to the Company of a certified check prior to the delivery of shares of Restricted Stock which are vested pursuant to Section 2, or (ii) any other method acceptable to the Board of Directors of the Company.

THE GRANTEE ACKNOWLEDGES THAT THE GRANTEE IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE GRANTEE’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE GRANTEE THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE GRANTEE ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(B) FILING TO THE COMPANY.

4.

Rights as Stockholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Agreement, the Grantee generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a stockholder with respect to the Restricted Stock, including the right to vote such shares.

5.

Rule 144. For purposes of Rule 144 under the Securities Act of 1933 as amended, the holding period for the shares of Restricted Stock will not commence until the date that the shares of Restricted Stock vest pursuant to the terms of this Agreement. As of the date of this Agreement, a holder of Restricted Stock may not sell such Restricted Stock pursuant to Rule 144 until the Grantee has been deemed to hold the Restricted Stock for at least one year.

6.

Notices. Any notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given: (i) upon delivery, if by hand; (ii) after two (2) business days if sent by express mail or air courier; (iii) four (4) business days after being mailed (seven (7) business days for international mailings), if sent by registered or certified mail, postage prepaid, return receipt requested; or (iv) upon transmission, if sent by facsimile (provided that a confirmation copy is sent in the manner provided in clause (ii) or clause (iii) of this Paragraph 6 within thirty-six (36) hours after such transmission), except that if notice is received by facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to Company, to it at: iGlue, Inc. 1078 Budapest Marek Jozsef utca 35 Hungary Attention: Peter Vasko with a copy to: -

or to such other address as either party hereto shall specify by notice in writing to the other party in accordance with this Section.

7.

Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York, regardless of the law that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereto hereby irrevocably consent to the exclusive jurisdiction of the state or federal courts sitting in New York County, State of New York, in connection with any controversy or claim arising out of or relating to this Agreement, or the negotiation or breach thereof, and hereby waive any claim or defense that such forum is inconvenient or otherwise improper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any matter authorized by New York law.

8.

Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is found to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such finding or construction shall not affect the remainder of the provisions of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable provision, and such invalid or unenforceable provision shall be modified automatically to the least extent possible in order to render such provision valid and enforceable, but only if the provision as so modified remains consistent with the parties’ original intent.

9.

No Right to Continue Relationship. Nothing herein contained shall restrict in any way the right of the Company or any of its affiliates to terminate Grantee’s relationship with the Company at any time, with or without cause. As used throughout this Agreement, the term “relationship” includes a relationship of employee, director or consultant with or to the Company, a subsidiary of the Company or an affiliate of the Company.

10.

Board Determinations.  In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Agreement, the determination by the Board (or the Committee established by the Board to administer compensation awards) of the rights of Grantee shall be conclusive, final and binding upon Grantee and upon any other person who shall assert any right pursuant to this Agreement.

11.

Assignment. Subject to the transfer restrictions applicable to the Grantee hereunder and other conditions hereof, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Grantee’s heirs, executors, administrators, personal representatives, and assigns.

12.

Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but both of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and Grantee have entered into this Agreement as of the grant date specified above.

IGLUE, INC.
By:______________________________ Name: Peter Vasko Title: President
GRANTEE:
_________________________________ Name: